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                                                                   EXHIBIT 10.20




                               [AETNA LETTERHEAD]



April 28, 1999


Mr. L. Edward Shaw, Jr.
9 Carriage House Lane
Mamaroneck, NY  10543


Dear Ed:

On behalf of Aetna, I am pleased to offer you the position of Senior Vice President and General Counsel. The specifics of the offer are as follows:

1.   Starting Date:  To be determined, but as soon as possible.

2. Base Salary: Your base salary will be $450,000 per annum payable in accordance with Aetna's regular payroll practices (currently biweekly). This will be reviewed on the basis of your performance during our annual salary review process in April, 2000 and annually thereafter. The Company may also from time to time review and adjust salaries to reflect appropriate compensation for each position.

3. Annual Incentive Program: You will be eligible for consideration for an award under the Company's annual incentive program beginning with the 1999 performance year (payable in 2000) as long as the plan is in effect. Your target bonus is 80% of base salary with a 160% payout for maximum performance. For performance year 1999, you will receive a minimum guaranteed bonus of 80% of your base salary. Each year thereafter, while you are employed by the Company, you will be eligible for consideration for additional awards under the annual incentive program while the plan remains in effect.

4. Long-Term Incentive Program: We will recommend that you be awarded 8,000 ACEShares for a performance cycle ending December 31, 2002. This award will vest, if at all, only upon attainment of performance objectives determined by the Company's Board Committee on Compensation and Organization as set forth in the ACEShares Award Agreement. You will be eligible for consideration of additional awards under the Company's long-term incentive program while that program remains in effect.

5. Stock Options: We will recommend that you be granted options to purchase 50,000 shares of Aetna common stock. The option for 25,000 shares will be based on the closing price of Aetna common stock and the option for the remaining 25,000 shares will be based on 110% of the closing price of Aetna common stock each on the effective date of the grant (no earlier than the date you begin work), in accordance with Company option grant practices. These options are not exercisable for the first year after the date of grant and will vest in three equal annual installments as set forth in each Stock Option Award Agreement. Beginning in 2000
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Mr. L. Edward Shaw, Jr.
April 28, 1999
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     and thereafter while employed by Aetna, you will be eligible for consideration for periodic stock option grants while the plan remains in effect.

6. Retirement Benefits: You will automatically participate in the Company's non-contributory cash balance pension plan. Service will be credited from your date of hire when you meet the plan's eligibility and vesting requirements. You will also be eligible to enroll in the Company's 401(k) plan once you begin work. An enrollment kit will be sent to your home within two to three weeks of your employment start date. Under the plan, the Company will match 5% of your regular base pay and annual bonus amounts.

7. Other Benefit Plans: You will be eligible to participate in our contributory flexible welfare benefit plan. Coverage for medical, dental, life, dependent life, spending accounts and accident benefits will become effective on the first of the month following the date you begin. If you begin work on the first of the month, your benefits will become effective immediately.

8. Financial Planning: You will be eligible to participate in our executive financial planning program, including tax preparation, through one of two recognized vendors, up to the limit of the program ($7,500 first year).

9. Severance Pay: If your employment is involuntarily terminated under circumstances that would call for benefits under the Company's severance and salary continuation plan then in effect, you will receive payment for 52 weeks of salary continuation in lieu of amounts payable under such severance and salary continuation plan upon delivery of a release of any employment-related claims and covenants in form and substance satisfactory to the Company.

10. Change in Control: In the event your employment is terminated under circumstances that would call for severance pay benefits after a Change in Control of the Company, as defined in the Company's severance and salary continuation benefits plan, you will receive 156 weeks of salary continuation (instead of the 52 weeks referenced in Paragraph 9 above) in lieu of amounts payable under the plan upon delivery of a release of any employment-related claims and covenants in form and substance satisfactory to the Company. In addition, all of your unvested stock options will vest.

11. Paid Time Off (PTO) Bank: For the purpose of PTO Bank accrual only, you will earn PTO Bank days assuming you have 10 years of service. This means you will earn an annual PTO Bank of 28 days (8 days deposited on January 1 and 2 days per month for the period February through November). In your first calendar year of employment, you will earn 19 PTO Bank days. The PTO Bank includes time out of the office for vacation, personal time, family illness and individual sick days.

12. Sign-On Bonus: A one-time gross payment of $50,000, less applicable taxes and withholding, will be made as soon as possible after you begin work at Aetna in recognition of your career move. In the event of your voluntary departure of your termination for misconduct within 12 months of your start date, you will be responsible to repay a prorated portion of the sign-on bonus.
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Mr. L. Edward Shaw, Jr.
April 28, 1999
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13.  The Company will assist you with relocation expenses associated with your move from New York to Connecticut. A counselor from Cendant Mobility will be in touch with you directly. This benefit will remain available to you for 24 months from your employment date. In the event of your voluntary departure or your termination for misconduct within 12 months of your start date, you will be responsible to repay a prorated portion of the relocation expenses related to your move.

14. Contingencies: This offer is made based on your representation that you are not subject to any restrictive covenants with any present and/or former employers and is contingent upon (1) completion of the enclosed job application form; (2) receipt of documents which show you are legally entitled to work in the United States (bring with you on first day); (3) successful completion of a pre-employment urinalysis drug test (more information to follow upon acceptance); (4) execution and delivery to the Company of the enclosed Restrictive Covenant Agreement on or before your start date; and (5) successful completion of a background review.

You should understand that this letter is not an employment contract. Your employment is at-will and may be terminated by you or the Company without cause or notice and reflects our expectation that this employment relationship will be mutually beneficial. The enclosed "Employee Benefits Handbook and Summary Plan Descriptions" describes the Company benefit programs including those referred to earlier in this offer letter.

I am delighted to extend this offer to you and look forward to your acceptance. As we discussed, this offer is subject to the approval of Aetna's Board of Directors and its Committee on Compensation and Organization. Please acknowledge your acceptance of this offer by initialing the enclosed copy of this letter, completing the enclosed employment application and returning both to me. If you have any questions or would like to discuss the terms of our offer, please do not hesitate to call me. I will advise you as soon as our Board and Committee have met.

Sincerely,


/s/ Richard L. Huber


Enclosures


Accepted:


/s/ L. Edward Shaw, Jr.                      4-28-99
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    L. Edward Shaw, Jr.                      Date